Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-215815, No. 333-216797, No. 333-217416, and No. 333-222264 on Form S-3, Registration Statements No. 333-210472 and No. 333-216794 on Form S-8, of our report dated March 12, 2018, relating to the consolidated financial statements of ViewRay, Inc. and its subsidiary (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
San Francisco, CA
March 12, 2018